Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, and Class Y Shares' Prospectuses of Pioneer Mid Cap Value Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C, Class R, and Class Y Shares' Statement of Additional Information of Pioneer Mid Cap Value Fund; and to the incorporation by reference of our report, dated December 21, 2009, on the financial statements and financial highlights of Pioneer Mid Cap Value Fund in the Annual Report to the Shareowners for the year ended October 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 31 to the Registration Statement (Form N-1A, No. 33-34801).



ERNST & YOUNG LLP
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/s/ ERNST & YOUNGLLP

Boston, Massachusetts
February 22, 2010